EXHIBIT 99.1

CHARLOTTE RUSSE

ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

SAN DIEGO, California, November 14, 2007 — Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the fourth quarter of fiscal 2007 ended September 29, 2007.

For the fourth quarter ended September 29, 2007:

•	Sales rose 0.9% to $190.3 million. Comparable store sales for the period decreased 5.3%.

•	Diluted EPS from continuing operations were $0.33 as compared to $0.51 for the fourth quarter last year.

For the year ended September 29, 2007:

•	Sales rose 8.7% to $740.9 million. Comparable store sales for the period increased 0.5%.

•

Comparable store sales increased 2.5% year-to-date through the first three quarters of fiscal 2007. Combined with the 5.3% comparable store sales decline in the fourth quarter, comparable store sales for fiscal year 2007 increased 0.5%.

•	Diluted EPS from continuing operations were $1.43 as compared to $1.50 last year.

New store openings:

•	The Company opened 24 new Charlotte Russe stores in the fourth quarter for a total of 50 new stores for fiscal 2007.

•	The cash balance at year end totaled $68.2 million.

•	The target for fiscal 2008 is to open approximately 60 new stores.

Mark Hoffman, Chief Executive Officer, remarked: “The weakening consumer spend and traffic in our stores that began in June continued through July. While we experienced an improved trend in both August and September, it was not enough to offset the slow start to the quarter. As a result, comparable store sales were down 5.3% for the fourth quarter. Earnings per share for the fourth quarter were 33 cents, only slightly below our guidance range due to focused inventory management and cost control.”

“Fiscal 2007 was an important year for us. We successfully opened 50 new stores in markets across the country and we remodeled 32 additional stores to our “brite” store format. We continued our strategy of measured investments in our people and infrastructure. These investments included a new point-of-sale (POS) system chainwide, our new E-Commerce website and our markdown optimization software to complement our merchandising systems. We also continued to build and strengthen our leadership team through hiring, retention and development.”

Mr. Hoffman continued: “We are pleased with the start of the first quarter of fiscal 2008 as we have seen continued improvement in our sales trends quarter to date. We believe our merchandise assortments are fashion and trend right. We entered the quarter well positioned from an inventory standpoint and we continue to be pleased with the performance of our new and remodeled stores. In addition, we believe that the investments we have made in the infrastructure will continue to drive improvements in our execution and customer service and support our long term growth objectives. With that said, given the uncertain economic environment and with more than 60% of the quarter ahead of us including the important holiday season, we remain cautious and will operate the business accordingly.”

“Based on our current outlook, the Company would guide investors to expect a flat to low single digit decline in comparable store sales for the first quarter of fiscal 2008 with diluted earnings per share from continuing operations of $0.47 to $0.50. This compares to diluted earnings per share of $0.55 for the first quarter last year. As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after November 14, 2007. Management does not expect to report on its first quarter financial performance, or to comment on it to the investment community, until after the financial results for the first quarter have been released on or about January 24, 2008.”

FINANCIAL RESULTS

Reclassification of Rampage Results:

Due to the disposition of the Rampage stores in the fourth quarter of fiscal 2006, the financial statements have been reclassified to reflect all Rampage stores as a discontinued business. In accordance with generally accepted accounting principles, the prior year amounts have been reclassified to segregate the sales and direct and incremental operating expenses for the Rampage stores and to show the impact on an after-tax basis.

Comparable Store Sales Calculation:

Consistent with retail industry practice, the calculation of comparable store sales during fiscal 2007 has been adjusted to take into account the later start (i.e., a 1-week shift) caused by the extra week at the end of fiscal 2006. However, fiscal 2006 reported sales and earnings as a result of this calendar shift have not been adjusted.

Impact of 53rd Week:

In fiscal 2006, inclusion of a 53rd week is estimated to have added $11.5 million in additional sales from continuing operations and $2.4 million in income from continuing operations. The impact of the additional week is estimated to have contributed 10 cents to diluted earnings per share from continuing operations in fiscal 2006.

Sales:

Net sales for the fourth quarter increased 0.9% to $190.3 million from $188.6 million for the fourth quarter last year. Comparable store sales decreased 5.3% during the quarter compared to an increase of 7.4% for the fourth quarter of fiscal 2006.

Net sales for fiscal 2007 increased 8.7% to $740.9 million from $681.5 million last year. Comparable store sales increased 0.5% during fiscal 2007, compared to an increase of 15.3% for fiscal 2006.

Income from Continuing Operations before Income Taxes:

Income from continuing operations before income taxes for the fourth quarter was $13.9 million as compared to $21.0 million for the same quarter last year, a decrease of 33.9%.

Income from continuing operations before income taxes for fiscal 2007 was $59.2 million as compared to $61.6 million for the same period last year, a decrease of 4.0%.

Income from Continuing Operations:

Income from continuing operations for the fourth quarter was $8.4 million as compared to $12.7 million for the same quarter last year, a decrease of 33.6%.

Income from continuing operations for fiscal 2007 was $36.3 million as compared to $37.2 million for the same period last year, a decrease of 2.3%.

Earnings Per Share:

Diluted earnings per share from continuing operations for the fourth quarter were $0.33 as compared to $0.51 for the same quarter last year.

Diluted earnings per share from continuing operations for fiscal 2007 were $1.43 as compared to $1.50 for fiscal 2006.

On August 7, 2007 the Company announced the approval of a $25 million common stock repurchase plan. During the fourth quarter of fiscal 2007, the Company repurchased 464,700 shares of its common stock at an average price of $16.85 per share.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At September 29, 2007 the Company operated 432 stores in 44 states and Puerto Rico. The Company expects to open at least 60 new stores in fiscal 2008. For more information about the Company, please visit www.charlotterusse.com.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 2:00 p.m. Pacific Time which will be broadcast over the internet at http://www.charlotterusse.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519 4471, ID: 9096612.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net sales	$190,329	$188,554	$740,939	$681,504
Cost of goods sold	139,538	133,300	536,715	491,664

Gross profit	50,791	55,254	204,224	189,840
Selling, general & administrative expenses	38,026	35,359	149,920	130,803

Operating income	12,765	19,895	54,304	59,037
Interest income, net	1,139	1,212	4,868	2,858
Other charges	0	(77)	0	(269)

Income from continuing operations before income taxes	13,904	21,030	59,172	61,626
Income tax expense	5,479	8,348	22,868	24,465

Income from continuing operations	8,425	12,682	36,304	37,161
Discontinued Operations:
Loss from operations, net of tax	—	(1,376)	—	(11,403)
Impairment charges, net of tax	—	—	—	(13,568)
Gain on disposition, net of tax	—	12,948	—	12,948

Income (loss) on discontinued operations	—	11,572	—	(12,023)

Net income	$8,425	$24,254	$36,304	$25,138

Earnings (loss) per share – basic:
Continuing operations	$0.33	$0.55	$1.44	$1.65
Discontinued operations	0.00	0.50	0.00	(0.54)

Earnings per basic share	$0.33	$1.05	$1.44	$1.11

Earnings (loss) per share – diluted:
Continuing operations	$0.33	$0.51	$1.43	$1.50
Discontinued operations	0.00	0.46	0.00	(0.49)

Earnings per diluted share	$0.33	$0.97	$1.43	$1.01

Basic weighted average shares outstanding	25,282	23,003	25,244	22,560
Diluted weighted average shares outstanding	25,409	25,102	25,471	24,789

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	September 29, 2007	September 30, 2006
ASSETS
Cash and cash equivalents	$68,212	$90,229
Inventories	59,409	44,864
Other current assets	25,088	11,382
Deferred tax assets	5,770	6,010

Total current assets	158,479	152,485
Fixed assets, net	217,598	177,578
Goodwill	28,790	28,790
Other assets	2,246	666
Long-term assets – discontinued operations	—	—

Total assets	$407,113	$359,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$30,581	$24,419
Accounts payable, other	8,096	8,163
Accrued payroll and related expense	6,208	6,908
Income and sales taxes payable	2,455	5,648
Other current liabilities	6,708	10,003

Total current liabilities	54,048	55,141
Deferred rent	106,007	97,774
Deferred tax liabilities	—	150

Total liabilities	160,055	153,065
Total stockholders’ equity	247,058	206,454

Total liabilities and stockholders’ equity	$407,113	$359,519

CONTACT:	Patti Johnson
Executive Vice President & Chief Financial Officer
858-490-2603

Joseph Teklits
ICR, Inc.
(203) 682-8258